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DECKERS BRANDS APPOINTS BONITA C. STEWART TO BOARD OF DIRECTORS

Seasoned Google Executive Brings Expertise in Interactive Marketing, Brand Development and Operational Management

Goleta, California (September 17, 2014) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced the appointment of Bonita C. Stewart to the Company’s Board of Directors. Ms. Stewart brings a wealth of experience to Deckers spanning interactive marketing and brand development, as well as financial and operational management.

“We are very pleased to welcome Bonita to the Deckers Board, said Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors for Deckers. “I’m very confident that we will benefit from her knowledge and experience in building and supporting major brands, and in driving innovation through interactive and multi-channel marketing platforms. She has a proven track record of managing large and growing organizations in highly competitive and dynamic industries. We look forward to tapping her expertise as we continue to execute our Omni-Channel strategy, grow our brands and expand our Direct-to-Consumer footprint globally.”

“Deckers has evolved into a dynamic and innovative organization, growing from its roots in outdoor footwear into a global multi-channel, lifestyle brand company,” said Ms. Stewart. “This is a very exciting time for Deckers and I look forward to playing a role in helping the Company further strengthens its ability to deliver seamless shopping experiences and build on its direct connection with consumers.”

Bonita C. Stewart is currently Vice President, Partner Business Solutions, Americas at Google, Inc. (NASDAQ: GOOG, GOOGL). She is currently responsible for Google’s monetization strategies for advertisers and publishers across all verticals. She’s held senior sales management positions at Google dating back to 2006. Previously, she was responsible for strategy and business plan development for Google’s automotive, finance, and travel verticals, spanning more than 600 accounts. From 2002 to 2006, Ms. Stewart worked for DaimlerChrysler AG, where she was Director, Chrysler Group, Interactive Communications, and prior to that, Director, Chrysler Brand Communications. Before joining DaimlerChrysler, she was Co-Founder, President and Chief Operating Officer for Nia Enterprises LLC, which provides research and tools targeting the African-American women’s market. From 1993 to 2000, she served in various senior marketing management roles at Chrysler Corporation, including Director, Global Dodge Car and Minivan Market Plans and Manager, Consumer Strategies. She began her career in 1979 at IBM Corporation, where she served in various financial and marketing management positions. She received an MBA from Harvard University in 1983 and a Bachelor of Arts in Journalism from Howard University in 1979. Among other associations, she serves on the National Advisory Council, Cranbrook Academy of Art and Art Museum and Board Member, Harvard Business School Club of New York City.

About the Company
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, I HEART UGG®, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 126 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.